CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Annual Financial Report on Form 1-K of our audit report dated May 3, 2022, with respect to the consolidated balance sheet of Nowigence Inc. as of December 31, 2021, and the related statements of operations, shareholders’ equity/(deficit), and cash flows for the year ended December 31, 2021. Our report relating to those financial statements includes an emphasis of matter paragraph regarding an uncertainty about Nowigence Inc.’s ability to continue as a going concern.

Spokane, Washington

May 3, 2022